News Release

Exhibit 99.1
FOR IMMEDIATE RELEASE
Contact Information:
Jim Burke
Media Relations
Jim.Burke@L3Harris.com
321-727-9131

L3Harris Technologies Commences Note Exchange Offers

MELBOURNE, Fla., Mar. 31, 2020 — L3Harris Technologies (NYSE:LHX) has commenced offers to eligible holders to exchange (each an “Exchange Offer” and collectively, the “Exchange Offers”) any and all outstanding notes issued by L3Harris as set forth in the table below (the “Original Notes”), which were previously issued pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), for an equal principal amount of new notes registered under the Securities Act (the “Exchange Notes”).

The Exchange Notes are being offered to satisfy L3Harris’ obligations under the registration rights agreement entered into as part of the issuance and sale of the Original Notes, which occurred in exchange for notes previously issued by L3 Technologies in connection with the merger of L3 and Harris Corporation.

The terms of the Exchange Notes to be issued in the Exchange Offers are substantially identical to the terms of the corresponding series of the Original Notes, except that the Exchange Notes will be registered under the Securities Act and the transfer restrictions, registration rights and related additional interest provisions applicable to the Original Notes will not apply to the Exchange Notes. Each series of Exchange Notes will be part of the same corresponding series of the Original Notes and will be issued under the same base indenture.

The following table sets forth the aggregate principal amount outstanding and maturity date of each series of Original Notes. The Exchange Offers consist of an offer to exchange up to the entire aggregate principal amount outstanding of each series of Original Notes for an equal principal amount of the corresponding series of Exchange Notes.

Title of Series/ CUSIP Number of Original Notes	Maturity Date	Aggregate Principal Amount Outstanding
4.950% Senior Notes due 2021 / 502431 AA7 (144A)/ U5465R AA2 (REG S)	February 15, 2021	$500,875,000
3.850% Senior Notes due 2023 / 502431 AB5 (144A)/ U5465R AB0 (REG S)	June 15, 2023	$740,871,000
3.950% Senior Notes due 2024 / 502431 AC3 (144A)/ U5465R AC8 (REG S)	May 28, 2024	$326,529,000
3.850% Senior Notes due 2026 / 502431 AD1 (144A)/ U5465R AD6 (REG S)	December 15, 2026	$534,777,000
4.400% Senior Notes due 2028 / 502431 AE9 (144A)/ U5465R AE4 (REG S)	June 15, 2028	$917,994,000

L3Harris will accept for exchange any and all Original Notes validly tendered and not validly withdrawn prior to 5:00 p.m., New York City time, on May 1, 2020 (as the same may be extended by L3Harris with respect to one or more series of Original Notes, the “Expiration Date”). Prior to the Expiration Date, tenders of Original Notes may be withdrawn according to the procedures described in the Prospectus (as defined below) and related letter of transmittal. The settlement date will be promptly after the Expiration Date and is expected to be within three business days after the Expiration Date.

The complete terms and conditions of the Exchange Offers, including instructions regarding procedures for tendering Original Notes, are described in the prospectus filed by L3Harris with the Securities and Exchange Commission on March 31, 2020 (as the same may be amended or supplemented, the “Prospectus”) and related letter of transmittal, copies of which may be obtained by contacting The Bank of New York Mellon Trust Company, N.A., the exchange agent in connection with the Exchange Offer, at (315) 414-3362.

This press release does not constitute an offer to sell or purchase, or a solicitation of an offer to sell or purchase, or the solicitation of tenders or consents with respect to, any security. No offer, solicitation, purchase or sale will be made in any jurisdiction in which such an offer, solicitation or sale would be unlawful. The Exchange Offers are being made solely pursuant to the terms and conditions of the

Prospectus and the related letter of transmittal, and only to such persons and in such jurisdictions as is permitted under applicable law.

About L3Harris Technologies
L3Harris Technologies is an agile global aerospace and defense technology innovator, delivering end-to-end solutions that meet customers’ mission-critical needs. The company provides advanced defense and commercial technologies across air, land, sea, space and cyber domains. L3Harris has approximately $18 billion in annual revenue and 50,000 employees, with customers in 130 countries. L3Harris.com.

Forward-Looking Statements
This press release may contain forward-looking statements that reflect management’s current expectations, assumptions and estimates of future performance and economic conditions. Such statements are made in reliance upon the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The company cautions investors that any forward-looking statements are subject to risks and uncertainties that may cause actual results and future trends to differ materially from those matters expressed in or implied by such forward-looking statements. Other factors that may impact the company’s forward-looking statements may be disclosed in the company’s filings with the SEC. L3Harris disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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